                                                                       Exhibit 2

                             SHAREHOLDERS AGREEMENT

          This Shareholders Agreement (this "Agreement") dated as of October 5, 1999, among the persons listed on Schedule 1 hereto (each, a "Holder" and, collectively, the "Holders"), E. I. du Pont de Nemours and Company, a Delaware corporation ("Parent"), and DPC Newco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

          WHEREAS, Parent, Merger Sub and CombiChem, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") providing for the making of a tender offer by Merger Sub (the "Offer") for shares of Common Stock, par value $0.001 per share, of the Company (the "Common Stock"), at a purchase price of $6.75 per share and a subsequent merger (the "Merger") between the Company and Merger Sub.

          WHEREAS, each Holder owns the number of shares of Common Stock (the "Shares") or options to purchase Common Stock (the "Stock Options" and, collectively with the Shares, the "Optioned Securities"), or has the right to vote the number of Shares or other securities (the "Voting Securities"), listed opposite the name of such Holder on Schedule 1.

          WHEREAS, Parent and Merger Sub have required, as a condition to entering into the Merger Agreement, that the Holders enter into this Agreement.

          WHEREAS, the Holders believe that it is in the best interest of the Company and its stockholders to induce Parent and Merger Sub to enter into the Merger Agreement and, therefore, the Holders are willing to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1.   The Option.  Each Holder hereby grants Merger Sub an irrevocable
               ----------
option (the "Option") to purchase all of the Optioned Securities of such Holder at the price of $6.75 per share (or such higher price as may be paid pursuant to the Offer), payable in cash, without interest.

          2.   Exercise of the Option; Term.
               ----------------------------

          (a) On the terms and subject to the conditions of this Agreement, Merger Sub may exercise the Option at any time after the date on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Merger have expired or been terminated, by written notice to each Holder specifying a date and time for the closing not later than thirty (30) business days from the date of such notice (which date and time may be one day after the delivery of such notice), but only if:

          (i) (A) a bona fide Acquisition Proposal (as defined in the Merger Agreement) shall have been made to the Company or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated, such Acquisition Proposal, announcement or intention is or becomes publicly known, (B) no event shall have become publicly known prior to the time that such Acquisition Proposal, announcement or intention is or becomes publicly known that would have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger (other than any event related to such Acquisition Proposal, announcement or intention or any event related to a breach of the Merger Agreement or this Agreement by the Company) and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either the Company or the Parent pursuant to Section 9.2(i) of the Merger Agreement, unless Merger Sub has consummated the Offer and the Company has complied with Section
1.4 of the Merger Agreement; or

          (ii) the Merger Agreement is terminated (x) by the Company pursuant to
Section 9.3(a) of the Merger Agreement, or (y) by the Parent pursuant to Section 9.4(a) of the Merger Agreement or (z) pursuant to Section 9.2(iv) of the Merger Agreement as a result of the failure to satisfy any one of the conditions set forth in paragraphs (c), (e) or (f) of Annex A of the Merger Agreement.

          (b) As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Notwithstanding any other provision of this Agreement, the Merger Agreement or the Stock Option Agreement, any reference to a majority of the total issued and outstanding shares or Shares, or shares or Shares outstanding on a fully diluted basis, or similar references, shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and any reference to beneficial ownership of shares of Common Stock or similar references shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and/or this Agreement.

          (c) The Option shall expire on the earliest of (1) the Effective Time (as defined in the Merger Agreement), (2) January 31, 2000 or, if the Offer is extended past January 31, 2000 because the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act has not terminated or expired, immediately after the expiration of the Offer, and (3) the thirtieth day following the termination of the Merger Agreement if prior to such thirtieth day the events set forth in any of clauses (i) or (ii) of Section 9.5(b) of the Merger Agreement shall not have occurred (such earliest date being referred to in this Agreement as the "Expiration Date"); provided that, if the Option cannot be exercised or the Optioned Securities cannot be delivered to Merger Sub upon such exercise because (x) there shall be in effect a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting delivery of the Optioned Securities or (y) any applicable waiting periods under the HSR Act shall not have expired or been terminated, then the Expiration Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

          3.   Closing.  At the closing:
               -------

          (a) against delivery of the Optioned Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause Merger Sub to make payment of the aggregate price for each Holder's Optioned Securities by wire transfer of immediately available funds to such Holder; and

          (b) each Holder shall deliver to Merger Sub a duly executed certificate or certificates representing the number of Optioned Securities purchased from such Holder, together with transfer powers endorsed in blank relating to such certificates and, if requested by Merger Sub, an irrevocable proxy duly executed by such Holder, authorizing such persons as Merger Sub shall designate to act for such Holder as his lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's Holders or otherwise, and revoking any prior proxies granted by such Holder with respect to the Holder's Optioned Securities.

          Notwithstanding any provision of this Agreement to the contrary, the Holders shall validly tender their Shares pursuant to the Offer and shall not withdraw such Shares prior to the expiration of the Offer, and their obligation to sell any Optioned Securities shall be satisfied, solely with respect to the Shares so tendered, upon the purchase of such Shares by Merger Sub pursuant to the Offer.

          4.   Covenants of the Holders.
               ------------------------

          (a) During the period from the date of this Agreement until the expiration of this Agreement, except in accordance with the provisions of this Agreement, each Holder severally and not jointly agrees that he will not:

          (i) sell, sell short, transfer, pledge, hypothecate, assign or otherwise dispose of, or enter into any contract, option, hedging arrangement or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities or Voting Securities;

          (ii) deposit any Optioned Securities or Voting Securities into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities or Voting Securities; or

          (iii) initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal, or agree to or endorse any Acquisition Proposal; except that any Holder who is a member of the board of directors of the Company may conduct himself in the manner expressly permitted under Section 7.2 of the Merger Agreement.

          (b) Any additional shares of Common Stock, warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Common Stock (collectively, "Equity Securities") acquired by any Holder, or with respect to which any Holder obtains voting power, will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities or Voting Securities, as the case may be.

          (c) Each Holder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling such Holder from delivering his Optioned Securities to Merger Sub or otherwise performing his obligations under this Agreement. To the extent that any Optioned Securities (other than Company Common Stock) may not be assigned by such Holder to Merger Sub without exercising, exchanging or converting such Optioned Securities for or into Company Common Stock, each Holder agrees to exercise, exchange or convert such Optioned Securities for or into Company Common Stock prior to the closing of the purchase of such Optioned Securities upon exercise of the Option.

          5.   Representations and Warranties of each Holder.  Each Holder
               ---------------------------------------------
severally and not jointly represents and warrants to Parent and Merger Sub as follows:

          (a) (i) such Holder is the record or beneficial owner of the Optioned Securities, or has the right to vote the Voting Securities, listed opposite the name of such Holder on Schedule 1, (ii) such Optioned Securities or Voting Securities are the only Equity Securities owned of record or beneficially by such Holder or in which such Holder has any interest or which such Holder has the right to vote, as the case may be, and (iii) such Holder does not have any option or other right to acquire any other Equity Securities;

          (b) such Holder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; the execution, delivery and performance of this Agreement by such Holder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which such Holder is a party or by which such Holder is bound, (ii) any judgment, decree or order applicable to such Holder or (iii) to the Holder's knowledge, any law, rule or regulation of any governmental body applicable to such Holder; and this Agreement constitutes a valid and binding agreement on the part of such Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

          (c) to the Holder's knowledge, any Shares included in the Optioned Securities owned by such Holder have been validly issued and are fully paid and nonassessable and any shares of Common Stock issuable upon exercise of the Stock Options or Warrants, when issued and upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable;

          (d) except as set forth on Schedule 1, the Optioned Securities owned by such Holder are now, and at all times during the term of this Agreement will be, held by such Holder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Optioned Securities or Voting Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement) with respect to the voting or disposition of the Optioned Securities or Voting Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement) relating to, such Optioned Securities or Voting Securities; and

          (e) upon purchase of the Optioned Securities owned by such Holder, Merger Sub will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by Merger Sub).

          6.   Effect of Representations, Warranties and Covenants of Holders.
               --------------------------------------------------------------
The representations, warranties and covenants of the Holders shall be several and not joint. The liability of each individual Holder shall extend only to the representations, warranties and covenants of such Holder and not to any representation, warranty or covenant of any other Holder.

          7.   Representations and Warranties of Parent and Merger Sub.  Each of
               -------------------------------------------------------
Parent and Merger Sub represents and warrants to each Holder that: it is a corporation duly incorporated under the laws of the State of Delaware; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

          8.   Voting of Equity Securities.  Each Holder hereby agrees that,
               ---------------------------
during the period from the date of this Agreement until the expiration of this Agreement, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, he shall (a) vote all Voting Securities of such Holder in favor of the Merger; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and
(c) vote all Voting Securities of such Holder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any proposal opposed by Parent or Merger Sub; (ii) any Acquisition Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries;
(iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Merger Sub; (iv) any material change in the present capitalization or dividend policy of the Company; or (v) any other material change in the Company's corporate structure or business. Each Holder hereby irrevocably appoints designees of Merger Sub, its attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote in such manner as such attorneys, agents and proxies or their substitutes shall in their sole discretion deem proper and otherwise act, including the execution of written consents, with respect to all Voting Securities of the Company which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which the undersigned is or may be entitled to act by written consent. This proxy is coupled with an interest and shall be irrevocable and binding on any successor in interest of the undersigned. This proxy shall operate to revoke any prior proxy as to Voting Securities heretofore granted by the Holder. Such proxy shall terminate upon the expiration of this Agreement.

          9.   Adjustments.  In the event of any increase or decrease or other
               -----------
change in the Optioned Securities by reason of stock dividend, stock split, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Securities and Voting Securities subject to this Agreement shall be adjusted appropriately.

          10.       Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the law of the State of Delaware without regard to its rules of conflict of laws.

          11.  VENUE.  THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION
               -----
OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF NEW CASTLE, DELAWARE SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH

DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 16 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

          12.       Further Assurances.  Each party hereto shall perform such
                    ------------------
further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

          13.       Restrictions on Transfer.
                    ------------------------

          (a) As soon as practicable after the execution of this Agreement, the following legend shall be placed on the certificates representing the Optioned
Securities:

               "The Securities represented by this certificate are subject to certain transfer and other restrictions contained in a Shareholders Agreement, dated as of October 5, 1999, among E. I. du Pont de Nemours and Company, a Delaware corporation, DPC Newco, Inc., a Delaware corporation, and certain stockholders of the Corporation."

          (b) The Company shall instruct its transfer agent not to permit any transfers of the Optioned Securities in contravention of this Agreement.

          14.       Assignment.  This Agreement may not be assigned by any party
                    ----------
hereto, except that Parent may assign its rights and obligations under this Agreement to DuPont Pharmaceuticals Company, a Delaware general partnership and wholly owned subsidiary of Parent, or any of Parent's direct or indirect wholly owned subsidiaries or affiliates with a net worth of more than $100,000,000.

          15.       Remedies.  The parties agree that legal remedies for breach
                    --------
of this Agreement will be inadequate and that this Agreement may be enforced by Parent and Merger Sub by injunctive or other equitable relief.

          16.       Notices.  All notices or other communications required or
                    -------
permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

          To Parent or Merger Sub:

          E. I. du Pont de Nemours and Company
          1007 Market Street
          Wilmington, Delaware 19898
          Attention: General Counsel
          Fax: (302) 773-5176

          With a copy to:

               Ballard Spahr Andrews & Ingersoll
               1735 Market Street, 51st Floor
               Philadelphia, PA  19103-7599
               Attention: Justin P. Klein, Esq.
               Fax:  (215) 864-8999

          To each Holder:

               At the address set forth on the
               signature pages hereto

          With copies to:

               Brobeck, Phleger & Harrison LLP
               550 West C Street, Suite 1300
               San Diego, CA 92101
               Attention: Faye H. Russell, Esq.
               Fax: (619) 234-3848

          17.  Severability.  If any term or other provision of this Agreement
               ------------
is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          18.  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

          19.  Binding Effect; Benefits.  This Agreement shall survive the death
               ------------------------
or incapacity of any Holder and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          20.  Waiver of Conflicts.  The Company and each Holder severally
               -------------------
acknowledge and represent (i) that Brobeck, Phleger & Harrison LLP has in the past and may continue to perform legal services for the Company and certain of the Holders in matters unrelated to the transactions described in this Agreement; (ii) that Brobeck, Phleger & Harrison LLP is representing both the Company and the Holders in the transaction contemplated by this Agreement; (iii) that they have been given the opportunity to ask for information relevant to the representation by Brobeck, Phleger & Harrison LLP of both the Company and the Holders in connection with the transaction contemplated by this Agreement. Each Holder represents that, after such disclosure, each Holder has requested that Brobeck, Phleger & Harrison LLP represent such Holder in connection with the transactions contemplated by this Agreement and each of the Holders hereby gives its informed consent to the representation by Brobeck, Pleger & Harrison LLP of the Company and the Holders in connection with the transactions contemplated hereby.

          21.  Termination.  This Agreement shall commence on the date hereof
               -----------
and terminate upon the expiration of the Option.

                  [Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Holders, Parent and Merger Sub have entered into this Agreement as of the date first written above.

                                    E. I. DU PONT DE NEMOURS AND
                                    COMPANY


                                    By: /s/ Kurt M. Landgraf
                                        -------------------------------------
                                    Name:     Kurt M. Landgraf
                                    Title: Executive Vice President and
                                              Chief Operating Officer

                                    DPC NEWCO, INC.


                                    By: /s/ Richard E. Gies
                                        --------------------------------------
                                    Name: Richard E. Gies
                                    Title: President


                  [Remainder of page intentionally left blank]

                                    HOLDERS:

                                    First Union Trust Company,
                                    National Association
                                    as Voting Trustee under that Certain
                                    Voting Trust Dated May 5, 1998
                                    (Sprout Capital VII, L.P.)


                                    By: /s/ Edward L. Truitt
                                        -------------------------------------
                                    Name: Edward L. Truitt
                                    Title: Vice President

                                    DLJ Capital Corp.


                                    By: /s/ Arthur S. Zuckerman
                                        -------------------------------------
                                         Arthur S. Zuckerman
                                         Vice President

                                    SEQUOIA CAPITAL VI
                                    SEQUOIA TECHNOLOGY
                                    PARTNERS VI
                                    SEQUOIA XXIV
                                    SEQUOIA 1995


                                    By: /s/ Thomas F. Stephenson
                                        -------------------------------------
                                    Name: Thomas F. Stephenson
                                    Title: General Partner


                                    BVCF III, L.P.


                                    By:  J.W. Puth Associates, LLC,
                                         its General Partner
                                         Brinson Venture Management, LLC,
                                         its Attorney-in-fact

                                    By:  Brinson Partners, Inc.,
                                         its Managing Member


                                    By: /s/ Terry P. Gould
                                        -------------------------------------
                                         Terry P. Gould
                                         Executive Director

                                    Brinson Trust Company as Trustee of the
                                    Brinson MAP Venture Capital Fund III


                                    By: /s/ Terry P. Gould
                                        -------------------------------------
                                         Terry P. Gould
                                         Executive Director


                                    /s/ Vicente Anido, Jr.
                                        -------------------------------------
                                        Vicente Anido, Jr.


                                    /s/ Peter L. Myers
                                        -------------------------------------
                                        Peter L. Myers

                                    /s/ Michael J. Pazzani
                                        -------------------------------------
                                        Michael J. Pazzani


                                    /s/ Philippe O. Chambon
                                        -------------------------------------
                                        Philippe O. Chambon


                                    /s/ William Scott
                                        -------------------------------------
                                        William Scott


                                    /s/ Arthur Reidel
                                        -------------------------------------
                                        Arthur Reidel


                                    /s/ Lee R. McCracken
                                        -------------------------------------
                                        Lee R. McCracken


                                    /s/ Klaus Gubernator
                                        -------------------------------------
                                        Klaus Gubernator

                                   SCHEDULE 1

                                                                                Total
                                       Shares     Unexercised   Unexercised     Voting
                                        Held        Options      Warrants     Securities
                                      ---------   -----------   -----------   ----------
First Union Trust Company,            1,386,331             0             0    1,386,331
National Association, as
Voting Trustee Under that
Certain Voting Trust Agreement
dated May 5, 1998 (Sprout
Capital VII, L.P.)

DLJ Capital Corporation                 115,398             0             0      115,398

Sequoia Capital VI                    1,109,962             0        16,613    1,126,575

Sequoia Technology Partners VI           60,988             0           913       61,901

Sequoia XXIV                             33,012             0           730       33,742

Sequoia 1995                             15,780             0             0       15,780

BVCF III, L.P.                          822,340             0             0      822,340

Brinson Trust Company, as Trustee       134,113             0             0      134,113
of the Brinson MAP Venture Capital
Fund III

Vicente Anido                           480,417       150,001             0      630,418

Peter Myers                             225,000       150,001             0      375,001

Michael Pazzani                               0        20,000             0       20,000

Phillippe Chambon                             0        25,000             0       25,000

William Scott                                 0        25,000             0       25,000

Arthur Reidel                            20,000        25,000             0       45,000

Lee McCracken                            93,750        15,000             0      108,750

Klaus Gubernator                         52,500             0             0       52,500
                                      ---------       -------        ------    ---------
                                      4,549,591       410,002        18,256    4,977,849
                                      =========       =======        ======    =========